Exhibit 99.1

Newtek Business Services Corp. Reports First Quarter 2018 Financial Results

Lake Success, N.Y. - May 2, 2018 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three months ended March 31, 2018.

First Quarter 2018 Financial Highlights

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Net investment loss of $(2.8) million, or $(0.15) per share, for the three months ended March 31, 2018, compared to a net investment loss of $(2.1) million, or $(0.13) per share, for the three months ended March 31, 2017.

•
Adjusted net investment income (“ANII”)[1] of $8.1 million, or $0.44 per share, for the three months ended March 31, 2018; an increase of 10.0% on a per share basis compared to ANII of $6.5 million, or $0.40 per share, for the three months ended March 31, 2017.

•
Net asset value (“NAV”) of $279.3 million, or $15.05 per share, at March 31, 2018; an increase of 5.2% over NAV of $14.31 per share at March 31, 2017, and a decrease of 0.20% over NAV of $15.08 per share at December 31, 2017.

•
Note: The Company recorded a loss on extinguishment of debt during the first quarter of 2018 to recognize the balance of unamortized deferred financing costs related to its 7.00% Notes due 2021 (NASDAQ: NEWTL) (the “7% Notes”), which were redeemed on March 23, 2018. This adjustment reduced the Company’s NAV at March 31, 2018 by approximately $0.06 per share.

•	Debt-to-equity ratio of 91.7% at March 31, 2018.

•	Total investment portfolio increased by 3.0% to $470.2 million at March 31, 2018, from $456.7 million at December 31, 2017.

•	Total investment income of $11.1 million for the three months ended March 31, 2018; an increase of 23.1% over total investment income of $9.0 million for the three months ended March 31, 2017.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are pleased with our first quarter 2018 financial results, realizing a 10% increase year over year in ANII to $0.44 per share, exceeding the analysts’ consensus estimates for ANII of $0.392 per share. We are reiterating our 2018 annual cash dividend forecast of $1.70 per share, which represents a $0.01 per share increase over our original guidance issued on November 20, 2017, and a 3.7% increase over the 2017 annual cash dividend of $1.64 per share. We are optimistic regarding the recent legislation that passed allowing BDCs to reduce the required minimum asset coverage ratio applicable to BDCs from 200% to 150% subject to certain requirements, which is equivalent to an increase in the debt-to-equity from 1:1 to 2:1. On April 27, 2018, our Board approved the application to the Company of the reduced asset coverage requirements and, as a result, the Company’s asset coverage requirements for senior securities will change from 200% to 150%, effective April 27, 2019; however, if Company shareholders approve the proposal at the Special Meeting of Shareholders scheduled for July 26, 2018, the 1

Exhibit 99.1

50% minimum asset coverage ratio will be effective on the day after such approval. We believe the legislative change will provide a tremendous opportunity for the growth of Newtek’s business model. As we move through 2018, we believe we remain on track to continue to deliver the type of results our shareholders have come to expect over our almost 3.5 year history as a BDC. We look forward to discussing our first quarter 2018 financial results in greater detail tomorrow morning on our conference call at 8:30am ET. The accompanying first quarter 2018 presentation will be available on our website this evening for your review prior to the call through the following link http://investor.newtekbusinessservices.com/events-and-presentations.”

Financing Highlights

•	The Company closed an underwritten public offering of $57.5 million in aggregate principal amount of 6.25% Notes due 2023.

•	The unsecured Notes, which trade on the Nasdaq Global Market under the trading symbol “NEWTI,” have been assigned a rating of “A-” from Egan-Jones Ratings Co.

•	On March 23, 2018, the Company used the proceeds from this offering to redeem all $40.25 million in aggregate principal amount of its higher-cost 7% Notes.

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A letter of intent for a new $75.0 million SBA 504 credit facility with Capital One, National Association, (“Capital One”) was entered into, which will enable the Company’s new portfolio company, Newtek Business Lending, LLC (“NBL”), to originate loans under the SBA 504 loan program to small businesses for the purposes of, among others, financing the purchases of buildings, land and machinery, as well as construction of new facilities or modernizing, renovating or converting existing facilities.

•	We expect the facility to contain a $75 million accordion feature which would allow NBL to increase the borrowing available under the facility to $150 million, subject to lender approval.

•	This SBA 504 facility will be separate and distinct from the $100 million SBA 7(a) revolving credit facility that Newtek Small Business Finance, LLC (“NSBF”) has through Capital One.

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The Company’s portfolio company, Newtek Business Credit Solutions (“NBC”), reached an agreement to increase its existing line of credit used to finance SBA 504 loans to $40.0 million, subject to final documentation, which contains a $60.0 million accordion feature which would provide for an increase in the borrowing under this facility to $100.0 million.

Mr. Sloane continued, “We believe we have continued to position ourselves for ongoing growth and strong performance by seeking attractive financing vehicles at reduced costs to support the expansion of our business. We are pleased that the market continues to respond with growing confidence and understanding of our unique business model, evidenced by our recent underwritten public offering of $57.5 million in aggregate principal amount of 6.25% Notes Due 2023, which provides the Company with less costly financing than the redeemed 7% Notes . In addition, the letter of intent for NBL’s new $75.0 million SBA 504 credit facility with Capital One, with potential to increase to $150 million, and the increase in NBC’s borrowing capacity with its existing SBA 504 lending facility to $40.0 million, with the potential to increase the borrowing capacity to $100.0 million, leaves our portfolio companies with the potential to access $250.0 million in total financing to grow the SBA 504 platform.”

SBA Loan Highlights

•	NSBF funded $91.4 million of SBA 7(a) loans during the three months ended March 31, 2018; an increase of 16.2% over $78.6 million of SBA 7(a) loans funded for the three months ended March 31, 2017.

•	NSBF funded $109.8 million SBA 7(a) loans year to date through April 30, 2018, which represents a 27.0% increase over the same period last year.

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NSBF forecasts full year 2018 SBA 7(a) loan fundings of between $465 million and $485 million, which would represent an approximate 23% increase, at the midpoint of the range, over SBA 7(a) loan fundings for the twelve months ended December 31, 2017.

•	NBC closed $3.9 million of SBA 504 loans for the three months ended March 31, 2018; an increase of 11.4% over $3.5 million of SBA 504 loans closed for the three months ended March 31, 2017.

Exhibit 99.1

•	NBC funded $4.0 million of SBA 504 loans for the three months ended March 31, 2018; an increase of 15.5% over $3.5 million of SBA 504 loans funded for the three months ended March 31, 2017.

•	NBC forecasts full year 2018 SBA 504 loan closings of between $75 million and $100 million.

Mr. Sloane concluded, “We continue to see an uptick in both the dollar and unit volume of our loan referrals as well as the number of loan referral units closed. For example, in the first quarter of 2018, we realized a record $4.8 billion in loan referrals which, if it continues at the same pace, could potentially equal over $19 billion in loan referrals in 2018, approximately double the loan referrals in 2017 of $10.8 billion. Additionally, the unit volume of loan referrals increased year over year by over 300% to 17,729 in the first quarter of 2018. We take pride in our ability to sort through large quantities of referrals utilizing state-of-the-art technology and operational efficiencies which we believe allows us to serve commercial accounts remotely, providing financial solutions, reducing costs and increasing profitability in our C&I lending program which provides solutions to small- and medium-sized businesses in all 50 states without using external brokers.”
2018 Dividend Payments & Forecast

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The Company paid a first quarter 2018 cash dividend of $0.40 per share on March 30, 2018 to shareholders of record as of March 20, 2018, which represents an 11.1% increase over the first quarter 2017 cash dividend of $0.36 per share.

•	The Company forecasts paying an annual cash dividend of $1.70[3] per share in 2018, which would represent a 3.7% increase over the 2017 cash dividend of $1.64 per share.

Investor Conference Call and Webcast

A conference call to discuss first quarter 2018 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, tomorrow, Thursday, May 3, 2018 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.
In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.
1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.
The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, ANII does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.
2Analyst Consensus Estimates

As per Bloomberg on April 30, 2018.

Exhibit 99.1

3Note Regarding Dividend Payments

Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, The Newtek Advantage, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.
Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	March 31, 2018	December 31, 2017
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $299,604 and $287,690, respectively; includes $256,656 and $265,174, respectively, related to securitization trusts)	$290,938	$278,034
SBA guaranteed non-affiliate investments (cost of $19,473 and $22,841, respectively)	21,841	25,490
Controlled investments (cost of $63,014 and $59,898, respectively)	157,442	153,156
Investments in money market funds (cost of $9 and $9, respectively)	9	9
Total investments at fair value	470,230	456,689
Cash	2,606	2,464
Restricted cash	22,950	18,074
Broker receivable	29,833	8,539
Due from related parties	2,268	2,255
Servicing assets, at fair value	20,404	19,359
Other assets	11,608	12,231
Total assets	$559,899	$519,611

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	30,500	—
Notes due 2022	7,957	7,936
Notes due 2021	—	39,114
Notes due 2023	55,659	—
Notes payable - Securitization trusts	153,041	162,201
Notes payable - related parties	3,675	7,001
Due to related parties	37	—
Deferred tax liabilities	8,462	8,164
Accounts payable, accrued expenses and other liabilities	21,296	16,866
Total liabilities	280,627	241,282

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 18,561 and 18,457 issued and outstanding, respectively)	371	369
Additional paid-in capital	247,607	247,363
Undistributed net investment income	4,602	14,792
Net unrealized appreciation, net of deferred taxes	21,453	20,448
Net realized gains/(losses)	5,239	(4,643)
Total net assets	279,272	278,329
Total liabilities and net assets	$559,899	$519,611
Net asset value per common share	$15.05	$15.08

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In Thousands, except for Per Share Data)
	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Investment income
From non-affiliate investments:
Interest income	$5,174	$4,235
Servicing income	2,065	1,646
Other income	1,055	665
Total investment income from non-affiliate investments	8,294	6,546
From controlled investments:
Interest income	149	147
Dividend income	2,625	2,300
Total investment income from controlled investments	2,774	2,447
Total investment income	11,068	8,993
Expenses:
Salaries and benefits	4,878	4,651
Interest	3,512	2,530
Depreciation and amortization	120	89
Professional fees	940	847
Origination and servicing	1,605	1,384
Change in fair value of contingent consideration liabilities	10	—
Loss on extinguishment of debt	1,059	—
Other general and administrative costs	1,717	1,586
Total expenses	13,841	11,087
Net investment loss	(2,773)	(2,094)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments	9,881	8,685
Net unrealized (depreciation) appreciation on SBA guaranteed non-affiliate investments	(280)	113
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	992	(556)
Net unrealized appreciation on controlled investments	1,170	931
Change in deferred taxes	(299)	(566)
Net unrealized depreciation on servicing assets	(579)	(609)
Net realized and unrealized gains	$10,885	$7,998
Net increase in net assets resulting from operations	$8,112	$5,904
Net increase in net assets resulting from operations per share	$0.44	$0.36
Net investment loss per share	$(0.15)	$(0.13)
Dividends and distributions declared per common share	$0.40	$0.36
Weighted average number of shares outstanding	18,495	16,383

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Three months ended March 31, 2018	Per share	Three months ended March 31, 2017	Per share
Net investment loss	$(2,773)	$(0.15)	$(2,094)	$(0.13)
Net realized gain on non-affiliate debt investments	9,881	0.53	8,685	0.53
Loss on lease	(76)	(0.00)	(101)	(0.01)
Change in fair value of contingent consideration liabilities	10	0.00	—	—
Loss on debt extinguishment	1,059	0.06	—	—
Adjusted Net investment income	$8,101	$0.44	$6,490	$0.40

Note: Per share amounts may not foot due to rounding